Exhibit 10.2(b)(ii)

December 4, 2008

Mr. Joseph Melvin
133 Stephen Mather Road
Darien, CT 06820

Dear Joseph:

This letter (the “2008 Letter”) supplements the letter dated April 18, 1997 (the “1997 Letter”) that confirms the terms of your employment as President and Chief Operating Officer of Finlay Fine Jewelry Corporation (the “Company”). The purpose of this 2008 Letter is to clarify the time and form of payments specified under the 1997 Letter with the intent of addressing Section 409A of the Internal Revenue Code of 1986, as amended.

Except as set forth below, the 1997 Letter remains in effect. Capitalized terms used and not otherwise defined in this 2008 Letter have the meaning ascribed to them in the 1997 Letter.

Annual Bonus:
The Annual Bonus, if any, shall be paid no later than March 15th of the calendar year following the end of the calendar year in which the applicable fiscal year to which such Annual Bonus relates ends.

Severance:
Upon termination of your employment by the Company without cause (not including death or disability) or if you terminate employment with the Company because the Company gives you a lesser title, you shall receive one year of Base Salary payable in accordance with the Company’s payroll practices and subject to the Delay Period set forth under the Subsection (c) of the Section titled “Code Section 409A” below.

Code Section 409A:
(a)             It is intended that the payments and benefits under the 1997 Letter, as supplemented by this 2008 Letter (collectively, the “Letters”) be exempt from, or comply with, Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of the Letters shall be construed in a manner consistent with the requirements under Code Section 409A.  The Company shall have no liability to you with regard to any failure to comply with Code Section 409A.

(b)             A termination of employment shall not be deemed to have occurred for purposes of any provision of the Letters providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the Letters, references to “termination,” “termination of employment” or like terms shall mean Separation from Service.

Mr. Joseph Melvin
December 4, 2008

(c)             Solely to the extent any payments and/or benefits provided pursuant to the Letters constitute “deferred compensation” as defined under Code Section 409A, if you are deemed on the date of termination of your employment to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then any such payment or benefit, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service or (ii) the date of your death (the “Delay Period”).  On the first day of the seventh month following the date of your Separation from Service or, if earlier, on the date of your death, all payments delayed pursuant to this Subsection (c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under the Letters shall be paid or provided in accordance with the normal payment dates set forth in the Letters.  Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to you in a lump sum.

(d) With regard to any provision in the Letters that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred.

Mr. Joseph Melvin
December 4, 2008

If you agree with the terms of this 2008 Letter clarifying the time and form of payments specified under the 1997 Letter, please so indicate by signing and returning the enclosed copy, whereupon this letter shall constitute a binding agreement between you and the Company.

Sincerely,

FINLAY FINE JEWELRY CORPORATION
	By:	/s/ Joyce Manning
Name: Joyce Manning
Title EVP Administration

Accepted and agreed:

/s/ Joseph Melvin
Joseph Melvin